UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

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LVIP Delaware Foundation® Aggressive Allocation Fund

LVIP Delaware Foundation® Conservative Allocation Fund

LVIP Delaware Foundation® Moderate Allocation Fund

series of the Lincoln Variable Insurance Products Trust

(Name of Registrant As Specified In Its Charter)

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INFORMATION STATEMENT

Lincoln Variable Insurance Products Trust

(the “Trust”)

LVIP Delaware Foundation Aggressive Allocation Fund

LVIP Delaware Foundation Moderate Allocation Fund

LVIP Delaware Foundation Conservative Allocation Fund

(the “Funds”)

Dated: October 28, 2014

Dear Shareholder:

At a meeting of the Board of Trustees (the “Board”) of the Trust, held on September 16 and 17, 2014 (the “Meeting”), the Board approved a new sub-advisory agreement (the “JSP Agreement”) for the Funds between the Funds’ investment adviser, Lincoln Investment Advisors Corporation (the “Adviser”) and Jackson Square Partners, LLC (“JSP”) for the management of each Fund’s U.S. Equity Mid and Large Cap Growth sleeve. The JSP Agreement was effective as of October 1, 2014. Delaware Investments Fund Advisers (“Delaware”), previously the Funds’ sole sub-adviser, will continue to manage the remaining Fund assets under the current sub-advisory agreement between the Adviser and Delaware (the “Delaware Sub-Advisory Agreement”).

JSP, a new registered investment adviser, is a joint venture between Delaware Investments Fund Advisers Partners Inc., an affiliate of Delaware, and former members of Delaware’s “Focus Growth Team.” Delaware has been sub-adviser to the Funds and members of its Focus Growth Team have served as portfolio managers to the Funds, since the Funds’ inception. The members of the Focus Growth Team became employees of JSP on or about May 1, 2014 (the “Transaction”). Delaware continued managing the Funds’ U.S. Equity Mid and Large Cap Growth sleeve pending the approval of the JSP Agreement.

The Trust has an exemptive order (the “Order”) from the U.S. Securities and Exchange Commission (“SEC”) permitting the Adviser, subject to Board approval, including a majority of the Trustees who are not “interested persons”, as that term is defined in the Investment Company Act of 1940 (“Independent Trustees”) of the Trust within the meaning of that term under the Investment Company Act of 1940, to enter into sub-advisory agreements without obtaining shareholder approval. Accordingly, approval of the JSP Agreement does not require a shareholder vote. This Information Statement regarding the approval of the JSP Agreement is being provided pursuant to the requirements of the Order.

This Information Statement is being mailed on or about October 29, 2014 to shareholders of record of the Funds as of September 30, 2014.

We are not asking you for a proxy, and you are requested not to send us a proxy,

with respect to this sub-adviser change. This document is for informational purposes only and you are not required to take any action.

I.	Background

At the Meeting, the Adviser recommended and the Board, including all of the Independent Trustees, approved the JSP Agreement to be effective as of October 1, 2014. The JSP Agreement provides for JSP to manage the U.S. Equity Mid and Large Cap Growth sleeve of each of the Funds. Under the terms of the JSP Agreement, JSP makes investment decisions for the Funds’ assets that Delaware allocates to JSP and continuously reviews, supervises and administers the Funds’ investment program with respect to such assets.

II.	Board Considerations on the JSP Agreement

On September 16, 2014, the Board met to consider, among other things, the approval of the JSP Agreement. The Independent Trustees reported that they had reviewed materials provided by the Adviser and JSP prior to the meeting, and had reviewed a memorandum from their independent legal counsel that advised them of their fiduciary duties pertaining to approval of investment management and sub-advisory agreements and the factors that they should consider in evaluating such agreements. Among other information, the Adviser and JSP provided information to assist the Independent Trustees in assessing the nature, extent and quality of services to be provided, information comparing the investment performance of the U.S. Equity Mid and Large Cap Growth sleeve of the Funds relative to the Russell 1000 Growth Index, information about sub-advisory fees, profitability and/or financial condition and compliance and regulatory matters.

Based upon its review, the Board concluded that it was in the best interests of each Fund that the JSP Agreement be approved. In considering approval of the JSP Agreement, the Board did not identify any single factor or group of factors as all-important or controlling and considered a variety of factors in the Board’s analysis including those discussed below. The Board did not allot a particular weight to any one factor or group of factors.

Nature, Extent and Quality of Services. The Board considered the nature, extent and quality of services to be provided by JSP under the JSP Agreement to manage the U.S. Equity Mid and Large Cap Growth sleeve of each Fund. The Board considered that Delaware had been the Funds’ sub-adviser since 2009 and that JSP is a joint venture of an affiliate of Delaware and the former Delaware U.S. Equity Mid and Large Cap Growth team. The Board considered that JSP is a newly formed firm and that Delaware would provide certain operational services to JSP for two years. The Board considered that JSP indicated that the same investment team and investment philosophy that had been utilized when the team was with Delaware would be used at JSP. The Board reviewed the services to be provided by JSP and the background of the investment professionals servicing the Fund. The Board also considered that Delaware would determine the assets to be allocated to JSP and oversee JSP’s services. The Board also reviewed information provided regarding the structure of JSP’s portfolio manager compensation, trading and brokerage arrangements, soft dollar policies and compliance matters. The Board noted that the proposed JSP Agreement contained similar terms as Delaware Sub-Advisory Agreement. The Board concluded that the services to be provided by JSP were expected to be satisfactory.

Performance. The Board also reviewed the total return of the U.S. Equity Mid and Large Cap Growth sleeve of the Funds compared to the Russell 1000 Growth Index provided by JSP for the one-, three-, five-year and since inception (June, 2009) periods ended August 31, 2014 noting that the U.S. Equity Mid and Large Cap Growth sleeve of the Funds outperformed the benchmark index for the five-year and since inception periods, was within range of the benchmark for the three-year period and underperformed the benchmark index for the one-year period. The Board concluded that the performance was satisfactory.

Sub-Advisory Fee and Economies of Scale. The Board considered the sub-advisory fee rate compared to contractual fees provided by JSP for other large cap growth sub-advised mutual funds and noted that the sub-advisory fee for each Fund is the same rate paid to Delaware pursuant to the Delaware Sub-Advisory Agreement. The Board considered that the Adviser would compensate JSP from LIAC’s fee and concluded that the proposed sub-advisory fee was reasonable.

Profitability and Fallout Benefits. The Board considered information provided by JSP regarding JSP’s pro forma profitability analysis in providing subadvisory services to the Funds and concluded that JSP’s estimated profitability was not unreasonable. The Board noted that JSP may obtain investment related research and products with soft dollars that may or may not be used for the benefit of the Funds and may be used for the benefit of other clients of JSP.

Overall Conclusions

Based on all the information considered and conclusions reached, the Board determined that the terms of the JSP Agreement are fair and reasonable and that approval of the JSP Agreement is in the best interests of each Fund.

III.	The JSP Agreement

The JSP Agreement was effective as of October 1, 2014 and has an initial two-year term. Thereafter, continuance of the JSP Agreement will require the annual approval of the Board, including a majority of the Independent Trustees.

Under the JSP Agreement, JSP will make investment decisions for the assets that Delaware allocates to JSP and continuously review, supervise and administer each Fund’s investment program with respect to such assets. The JSP Agreement can be terminated at any time, without the payment of any penalty, by: (a) the vote of a majority of a Fund’s outstanding voting securities; (b) the Adviser on at least sixty days’ written notice to JSP; or (c) JSP on at least ninety days’ written notice to the Adviser. The JSP Agreement also will automatically terminate, without the payment of any penalty, in the event of its assignment, its delegation (unless the Adviser has by prior written consent agreed to the delegation) or in the event the investment management agreement between the Adviser and the Trust terminates for any reason.

IV.	Information About JSP

JSP is a limited liability company located at 101 California St. Suite 3750, San Francisco, CA 94111. As of June 30, 2014, JSP managed approximately $26 billion in assets.

JSP is a joint venture between Delaware Investments Advisers Partners, Inc., an affiliate of Delaware, and California Street Partners, LLC, a Delaware limited liability company owned by certain JSP personnel. Delaware Investments Advisers Partners, Inc. owns 49.9% of JSP. California Street Partners, LLC is located at 101 California Street, Suite 3750, San Francisco, CA 94111. Delaware Investments Advisers Partners, Inc. is located at 2005 Market St., One Commerce Square, Philadelphia, PA 19103.

Delaware Investments Advisers Partners, Inc. is an indirect subsidiary of Macquarie Group Limited (“Macquarie”) which is located at No.1 Martin Place, Sydney NSW 2000, Australia. Macquarie is traded on the Australian Stock Exchange (ASX: MQG) and regulated by the Australian Prudential Regulation Authority, the Australian banking regulator. Other entities in the corporate chain of control of which Delaware Investments Advisers Partners, Inc. is a direct or indirect subsidiary include Delaware Management Holdings, Inc., located at 2005 Market St., One Commerce Square, Philadelphia, PA 19103, and Macquarie Bank Limited, located at No.1 Martin Place, Sydney NSW 2000, Australia.

The following table provides the names and principal occupations of JSP’s directors and executive officers. The address of each of the directors and executive officers, as it relates to the person’s position with JSP, is the same as JSP’s address.

Name	Principal Occupation
Jeffrey Van Harte	Chairman & CIO, Member of the Board of Managers
Kevin Brown	Managing Partner, Member of the Board of Managers
Van Tran	Chief Financial Officer
Dan Prislin	Portfolio Manager/Analyst, Member of the Board of Managers

A.	Comparable Funds

JSP currently manages other accounts or funds having similar investment objectives and strategies to the Funds. JSP provides investment advisory or sub-advisory services with respect to the funds listed below, which have investment objectives and strategies similar to those of the Funds. Although the investment objectives and strategies of the funds may be similar to the Funds’, the nature and extent of services JSP provides may be different.

	Large-Cap Growth
Sub-Adviser’s Comparable Account or Fund	Assets under management (as of 6/30/14) (in thousands)	Contractual Fee (including breakpoints)
Sub-Advised Mutual Fund	In excess of $530,000	0.40%
Sub-Advised Mutual Fund	In excess of $400,000	0.45%
Sub-Advised Mutual Fund	In excess of $320,000	0.40% on first $200m and 0.35% thereafter
Sub-Advised Mutual Fund	In excess of $540,000	0.20%
Sub-Advised Mutual Fund	In excess of $330,000	0.20%
Sub-Advised Mutual Fund	In excess of $290,000	0.20%
Sub-Advised Mutual Fund	In excess of $30,000	0.40% on first $200m and 0.35% thereafter
Sub-Advised Mutual Fund	In excess of $540,000	0.40%
Sub-Advised Mutual Fund	In excess of $2 billion	0.19%
Sub-Advised Mutual Fund	In excess of $140,000	0.15%
Sub-Advised Mutual Fund	In excess of $2.5 billion	0.325% on first $500 million 0.30% on next $500 million 0.275% on next $1.5 billion 0.25% on assets in excess of $2.5 billion
Sub-Advised Mutual Fund	In excess of $2.5 billion	0.325% on first $500 million 0.30% on next $500 million 0.275% on next $1.5 billion 0.25% on assets in excess of $2.5 billion
Sub-Advised Mutual Fund	In excess of $2.5 billion	0.325% on first $500 million 0.30% on next $500 million 0.275% on next $1.5 billion 0.25% on assets in excess of $2.5 billion

Large-Cap Growth
Sub-Adviser’s Comparable Account or Fund	Assets under management (as of 6/30/14) (in thousands)	Contractual Fee (including breakpoints)
Sub-Advised Mutual Fund	In excess of $2.5 billion	0.325% on first $500 million 0.30% on next $500 million 0.275% on next $1.5 billion 0.25% on assets in excess of $2.5 billion
Sub-Advised Mutual Fund	In excess of $2.5 billion	0.325% on first $500 million 0.30% on next $500 million 0.275% on next $1.5 billion 0.25% on assets in excess of $2.5 billion
Sub-Advised Mutual Fund	$260,000	0.275%

B.	Payments of Commissions to Affiliated Brokers

As of June 30, 2014, JSP does not have any affiliated broker-dealers. The Funds paid no brokerage commissions to JSP affiliated broker-dealers, as of June 30, 2014.

V.	Purchases of JSP Securities by Trustees

To the knowledge of the Funds, no Trustee has any material interest in security holdings or transactions or proposed transactions involving JSP or any entity controlling, controlled by or under common control with JSP.

VI.	Ownership of Shares

As of the record date, the Funds had the following outstanding Standard Class shares and Service Class shares:

Fund	Outstanding Standard Class Shares	Outstanding Service Class Shares
LVIP Delaware Foundation Aggressive Allocation Fund	13,304,555.22	1,811,758.87
LVIP Delaware Foundation Moderate Allocation Fund	6,472,889.98	433,356.28
LVIP Delaware Foundation Conservative Allocation Fund	18,901,610.43	3,058,524.87

Because each of the Funds is an investment for variable annuity contracts and variable life insurance policies (“Variable Contracts”) offered by certain life insurance companies, the insurance companies are the record holders of each of the Funds’ shares. However, the owners of the Variable Contracts are the beneficial owners/shareholders because they direct the voting of each of the Funds’ shares. As of the record date, no beneficial owner/shareholder of any of the Funds’ shares owned 5% or more of the shares. Additionally, as of the record date, the Trustees and officers of the Trust as a group beneficially owned less than 1% of any of the Funds’ outstanding shares.

VII.	Other Information

Investment Adviser

The Funds’ Adviser is Lincoln Investment Advisors Corporation, which is located at One Granite Place, Concord, NH 03301. The LVIP Delaware Foundation Aggressive Allocation Fund, LVIP Delaware Foundation Moderate Allocation Fund, and LVIP Delaware Foundation Conservative Allocation Fund paid the Adviser $1,593,867, $658,495, and $2,271,343, respectively, for the fiscal year ended December 31, 2013.

Principal Underwriter and Distributor

The Funds’ distributor, Lincoln Financial Distributors, Inc. (“LFD”), is located at 130 North Radnor-Chester Road, Radnor, Pennsylvania 19087. LFD is an affiliate of the Adviser. LVIP Delaware Foundation Aggressive Allocation Fund, LVIP Delaware Foundation Moderate Allocation Fund, and LVIP Delaware Foundation Conservative Allocation Fund paid the Adviser $72,471, $9,938, $117,721, respectively, for the fiscal year ended December 31, 2013.

Broker-Dealers Affiliated with the Adviser

The Adviser has the following affiliated brokers: Lincoln Financial Advisors Corporation, Lincoln Financial Investment Services Company, Lincoln Financial Distributors, Inc., and Lincoln Financial Securities Corporation. The Funds do not trade securities through any broker affiliated with the Adviser and as a result, the Funds did not pay any brokerage commissions to these brokers for the fiscal year ended December 31, 2013.

Administrator

The Trust’s administrator, Lincoln National Life Insurance Company (“Lincoln Life”), is located at 1300 S. Clinton St., Ft. Wayne, Indiana 46802. Lincoln Life is an affiliate of the Adviser. LVIP Delaware Foundation Aggressive Allocation Fund, LVIP Delaware Foundation Moderate Allocation Fund, and LVIP Delaware Foundation Conservative Allocation Fund paid the Adviser $11,484, $4,705, $16,482, respectively, for the fiscal year ended December 31, 2013.

Householding

Only one copy of this Information Statement is mailed to households, even if more than one person in a household is a Fund shareholder, unless a Fund has received instructions to the contrary. If you need additional copies of this Information Statement, or if you do not want the mailing of an Information Statement to be combined with those for other members of your household in the future, or if you are receiving multiple copies and would rather receive just one copy for the household, please contact the Trust by calling 1-800-454-6265 or by writing to the Trust at P.O. Box 2340, Ft. Wayne, Indiana 46801 (regular mail) or 1300 S. Clinton St., Ft. Wayne, Indiana 46802 (express mail).

The principal office of the Trust is located at 1300 S. Clinton St. Ft. Wayne, IN 46802.

Annual and Semi-Annual Reports

Shareholders can obtain a copy of a Fund’s most recent Annual Report and any Semi-Annual Report without charge by calling 1-800-454-6265 or by writing to the Trust at P.O. Box 2340, Ft. Wayne, Indiana 46801 (regular mail) or 1300 S. Clinton St., Ft. Wayne, Indiana 46802 (express mail).

PLEASE RETAIN THIS INFORMATION STATEMENT FOR FUTURE REFERENCE